Exhibit 16.1

April 3, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Items 4.01(a) and 4.01(b) of Arcadia Bioscience, Inc.’s Form 8-K dated April 3, 2026, and have the following comments:

1.
We agree with the statements made in Item 4.01(a).
2.
We have no basis on which to agree or disagree with the statements made in Item 4.01(b).

Yours truly,

/s/ Deloitte & Touche LLP